NEWS	Exhibit 99.1

Cathie Koch
Group Vice President, Corporate Affairs
(813) 830-5127
Bloomin’ Brands Names Michael L. Spanos As Chief Executive Officer

Mike Spanos will join Bloomin’ Brands on September 3, 2024.
Former CEO David Deno will serve in transitional role until December 31, 2024.
Spanos will also serve on the Board of Directors.

TAMPA, Fla (August 26, 2024) – Bloomin’ Brands, Inc. (NASDAQ: BLMN) today announced that Michael L. “Mike” Spanos has been appointed Chief Executive Officer of the company. Spanos will begin his new role in Tampa on September 3, 2024. Former CEO David Deno announced on May 7, 2024, his planned retirement as CEO and from the Board of Directors.

Spanos joins the company from Delta Air Lines where he served as Executive Vice President and Chief Operating Officer. In that role he led the global operations/customer experience team of 90,000 employees. Amongst his accomplishments there, Spanos helped advance Delta’s performance as the company continues to lead the industry across all operating metrics.

“We have found an ideal strategist, operations and cultural leader in Mike,” said Michael Mohan, Chairman of the Board for Bloomin’ Brands. “Our board believes that his experience operating complex, multi-unit businesses will benefit our iconic, founder-inspired brands. He has a customer-first mindset for leading established organizations through challenging environments. We look forward to his contributions to Bloomin’ Brands.”

“It is a privilege to be part of the Bloomin’ Brands team,” said Spanos. “We have such a classic set of heritage brands that my family and I have enjoyed over many years. I am excited to work together with our Team Members to deliver an outstanding guest experience. I thank David Deno for his leadership of our people and look forward to a smooth transition.”

“On behalf of the board, I thank David Deno for his leadership for the past 12 years, including the past five as Chief Executive Officer,” added Mohan. “He leaves the company with a strengthened financial foundation, a strong balance sheet and a leadership team dedicated to delivering long-term sustainable growth to our shareholders. We are grateful for his dedication.”

Prior to his service at Delta, Spanos led Six Flags Entertainment as CEO and President, and spent more than 25 years at PepsiCo and the Pepsi Bottling Group in various positions including President Greater China, CEO of Asia Middle East and North Africa sector, and Chief Customer Officer of North American Beverages.

He is a non-executive director at Casey’s General Store where he is a member of the Audit Committee

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse & Wine Bar. The Company owns and operates more than 1,450 restaurants in 46 states, Guam and 13 countries, some of which are franchise locations. For more information, please visit www.bloominbrands.com.

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